Arden Group, Inc.

Exhibit 99.1

1 of 3

CONTACT:

David M. Oliver

Chief Financial Officer

TELEPHONE:

310/638-2842

FOR IMMEDIATE RELEASE

NASDAQ/NMS-ARDNA

SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter

 Financial Results and Restatement

LOS ANGELES, CA  August 18, 2003—Arden Group, Inc. today released its sales and income figures for the second quarters ended June 28, 2003 and June 29, 2002, respectively.  The second quarter financials include a restatement of the prior accounting in order to make certain adjustments for leases with scheduled rent increases. The adjustments reflect rental expense and income on a straight-line basis.  The Company had previously recorded rental expense and income as incurred.  The Company will also amend its Form 10-K for the year ended December 28, 2002 and its Form 10-Q for the thirteen weeks ended March 29, 2003 to reflect the restatement.  The financial impact of the restatement relates primarily to a 1994 lease transaction that provided for a scheduled rent increase effective July 1, 2003.

The restatement did not impact the Company’s cash flow or cash position for any of the periods presented nor will the restatement increase obligations requiring a future use of cash.  Net income for fiscal 2000, 2001, 2002 and the first quarter of 2003, as reflected in the amended filings, was reduced approximately $375,000, $436,000, $414,000 and $102,000, respectively.  On a cumulative basis for the periods presented above, this represents a decrease in net income of approximately 3.1%.  In addition, to reflect the cumulative effect of the restatement for the years 1994 through 1999, fiscal 1999 retained earnings has been reduced by approximately $939,000 (representing approximately 1.4% of total stockholders’ equity as of that date).  Future adjustments required to reflect straight-line rent for these particular leases are anticipated to result in declining charges for fiscal years 2003-2005, but beginning in 2006 and thereafter will result in a net reduction to rent expense with respect to these leases.  Changes to the financial statements have been limited to non-cash adjustments. Except for the leases affected by this straight-line accounting, the Company believes that it has complied with all accounting requirements for all of its other leases.

Arden Group, Inc.

Exhibit 99.1

2 of 3

August 18, 2003

Page Two

This release contains “forward-looking statements” that are based on current expectations and beliefs as well as assumptions made by, and information currently available to, the Company and are subject to risks, uncertainty and changes in circumstances which may cause actual results to differ materially. The words “anticipate,” “believes,” “expected,” “may” and similar expressions are generally intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements.  Information concerning factors that could cause actual results to differ materially is included in the Company’s 10-K for fiscal 2002 as filed with the SEC.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

Post Office Box 512256, Los Angeles, California 90051-0256                  (310) 638-2842

2020 South Central Avenue, Compton, California 90220               FAX: (310) 631-0950

Exhibit 99.1

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ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

SECOND QUARTER REPORT

(Unaudited)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
			(Restated)		(Restated)
(In Thousands, Except Share and Per Share Data)		June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Sales	(a)	$101,243	$98,710	$201,607	$199,270

Operating income	(b)	4,335	5,732	8,758	11,531
Interest, dividend and other income (expense), net	(c)	1,190	39	1,465	454

Income before income taxes		5,525	5,771	10,223	11,985
Income tax provision		2,250	2,351	4,163	4,883

Net income		$3,275	$3,420	$6,060	$7,102

Net income per common share:
Basic		$.97	$1.02	$1.79	$2.12

Diluted		$.97	$1.02	$1.79	$2.11

Weighted average common shares outstanding:
Basic		3,380,534	3,349,983	3,378,089	3,348,776

Diluted		3,383,954	3,361,671	3,381,437	3,359,647

(a)                                  During the second quarter and first half of 2003, same store sales rose 2.6% and 1.2%, respectively, over the same periods of 2002.  The second quarter of 2003 benefited from Passover and Easter sales, which occurred in the first quarter of the prior year.

(b)                                 The decline in operating income primarily results from increases in workers’ compensation premiums and multi-employer union pension contributions and health and welfare benefit payments.  During the second quarter and first half of 2003, these costs increased approximately $1,560 and $3,034, respectively, over the prior year.

(c)                                  Other income (expense) includes net gains (losses) realized on investments of  $843 and ($362) in the second quarters of 2003 and 2002, respectively.  On a year to date basis, the Company incurred net gains (losses) on the sale of investments of $843 and ($344) for 2003 and 2002, respectively.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950